                                                                    EXHIBIT 99.1


FOR RELEASE: May 5, 2004
                                                          Contact: Cheryl Hansen
                                                    Director, Investor Relations
                                                                  (610) 645-1084
                                                        clhansen@aquaamerica.com
                                                        ------------------------

                                                                    Donna Alston
                                                         Manager, Communications
                                                                  (610) 645-1095
                                                        dpalston@aquaamerica.com
                                                        ------------------------



                    AQUA AMERICA REPORTS INCREASED NET INCOME
                             FOR FIRST QUARTER 2004

BRYN MAWR, PA, MAY 5, 2004 - Aqua America, Inc. (NYSE: WTR), formerly Philadelphia Suburban Corporation, reported net income for the quarter ended March 31, 2004 of $15.6 million, a 16.9 percent increase from $13.3 million in the first quarter of 2003. Corresponding earnings per diluted share were $0.17 for the quarter, compared to $0.16 per diluted share in the same period in 2003.

Operating revenues grew 24.0 percent to $99.8 million, from $80.5 million for the same quarter in 2003, due primarily to the benefits of the company's acquisition of the AquaSource utility operations, which was completed last July.

In addition to the seven "tuck-in" acquisitions announced during the quarter, the company recently announced that its Florida subsidiary had reached an agreement with Florida Water Services Corporation, a wholly-owned subsidiary of ALLETE, Inc. (NYSE: ALE), to acquire 63 water and wastewater systems for $13.8 million. A second agreement allows Aqua America's Florida subsidiary to acquire an additional nine water and wastewater systems for $4.2 million subject to the outcome of a previously negotiated right of first refusal with a nearby municipality. As permitted under Florida law, regulatory approval will be sought following the scheduled closing date of June 30, 2004. The Commission's review process might result in an adjustment of the final purchase price based on the Commission's determination of plant investment for the system. When complete, the acquisitions will add more than 16,000 new customers to the company's Florida operations. In November 2003, the company announced that it had entered into an agreement to acquire the water and wastewater systems of Heater Utilities, Inc., a subsidiary of ALLETE Water Services, located in North Carolina. This acquisition will add more than 50,000 new customers to the company's North Carolina operations and will secure Aqua America's position as the largest investor-owned water and wastewater utility in the state. The acquisition is scheduled to close in mid-2004, pending final regulatory approval.




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Chairman and President Nicholas DeBenedictis said, "Growth-through-acquisition continues to be the heart of our strategy. These new acquisitions will further define our new Southern footprint and enhance our operating efficiency in these key growth areas. The new properties will also provide opportunities for additional investments, which can yield corresponding regulatory returns, and a new base from which to expand."

The company's increase in operating and maintenance expenses to $41.8 million in the first quarter 2004, from $30.7 million in the same period in 2003, was predominantly attributable to the addition of the former AquaSource water and wastewater utilities. The company assumed control of the AquaSource operations on August 1, 2003. These newly-acquired systems are smaller and more geographically decentralized, which result in a higher operating cost model than the company's traditional, Northern centralized operations. DeBenedictis said, "Efficiency improvements remain a top priority for the company. As we continue to acquire new systems in the South and experience the organic growth that fills in our footprint, we expect to achieve economies of scale that will improve our ratio of operating and maintenance expenses to revenue (efficiency ratio)."

On April 27, 2004 the Board declared a $0.12 per share quarterly common stock cash dividend to be paid on June 1, 2004 to shareholders of record on May 14, 2004. This increase is 7.1 percent higher than the corresponding dividend paid one year prior on June 1, 2003 and is the result of the company's thirteenth dividend increase in 12 years.

The company's conference call with analysts is today at 11:00 a.m. Eastern Daylight Time. The call will be webcast so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company's Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay for 10 business days after the call, beginning at 12:00 p.m. Wednesday, May 5, 2004 through Wednesday, May 19, 2004. The dial-in telephone number for the audio replay is (877) 519 - 4471 (PIN#: 4722373).






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The following table shows selected operating data for the quarters ended March
31, 2004 and 2003 (in thousands, except per share data) for Aqua America, Inc. All share and per share data for 2003 results have been restated to reflect the December 1, 2003 five-for-four stock split.


                                                            Quarter Ended
                                                              March 31
                                                          ------------------
                                                            2004      2003
                                                            ----      ----

           Operating revenues                             $99,768    $80,489
                                                          =======    =======

           Net income available to common stock           $15,575    $13,324
                                                          =======    =======

           Net income per common share:
            Basic                                         $  0.17    $  0.16
            Diluted                                       $  0.17    $  0.16

           Average common shares outstanding:
            Basic                                          92,688     84,971
            Diluted                                        93,806     85,733


Aqua America, Inc. is the largest U.S.-based publicly-traded water utility serving approximately 2.5 million residents in Pennsylvania, Ohio, Illinois, Texas, New Jersey, Indiana, Virginia, Florida, North Carolina, Maine, Missouri, New York, South Carolina and Kentucky. Aqua America is listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol WTR. The company has been committed to the preservation and improvement of the environment throughout its history, which spans more than 100 years.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the expected completion of the Heater and Florida Water Services transactions, growth prospects, opportunities to invest and effect on operating efficiency from the company's growth strategy, the benefits of geographic diversity, and the impact of the acquisition of the Florida Water Services systems. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in our filings with the Securities and Exchange Commission.


                                      # # #





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                           Aqua America, Inc. and Subsidiaries
                Consolidated Statements of Income and Comprehensive Income
                         (In thousands, except per share amounts)
                                       (Unaudited)

                                                                       Quarter Ended
                                                                         March 31,
                                                                    2004          2003
                                                                    ----          ----
Operating revenues                                                 $99,768       $80,489

Cost & expenses:
    Operations and maintenance                                      41,831        30,664
    Depreciation                                                    13,674        11,347
    Amortization                                                       670           712
    Taxes other than income taxes                                    7,149         5,320
                                                                   -------       -------
Total                                                               63,324        48,043
                                                                   -------       -------

Operating income                                                    36,444        32,446

Other expense (income):
    Interest expense, net                                           11,802        10,612
    Allowance for funds used during construction                      (609)         (376)
    Gain on sale of other assets                                      (450)          (55)
                                                                   -------       -------
Income before income taxes                                          25,701        22,265
Provision for income taxes                                          10,126         8,938
                                                                   -------       -------
Net income                                                          15,575        13,327
Dividends on preferred stock                                             -             3
                                                                   -------       -------
Net income available to common stock                               $15,575       $13,324
                                                                   =======       =======

Net income                                                         $15,575       $13,327
Other comprehensive income (loss), net of tax:
    Unrealized gain on securities                                       59            47
    Reclassification adjustment for gains
        reported in net income                                        (230)            -
                                                                   -------       -------
Comprehensive income                                               $15,404       $13,374
                                                                   =======       =======

Net income per common share:
   Basic                                                           $  0.17       $  0.16
   Diluted                                                         $  0.17       $  0.16

Average common shares outstanding:
   Basic                                                            92,688        84,971
                                                                   =======       =======
   Diluted                                                          93,806        85,733
                                                                   =======       =======






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                              Aqua America, Inc. and Subsidiaries
                             Condensed Consolidated Balance Sheets
                                   (In thousands of dollars)
                                          (Unaudited)

                                                                  March 31,      December 31,
                                                                    2004             2003
                                                                    ----             ----
Net property, plant and equipment                                $1,841,725       $1,824,291
Current assets                                                       83,491           83,969
Regulatory assets and other assets                                  155,522          161,476
                                                                 ----------       ----------
                                                                 $2,080,738       $2,069,736
                                                                 ==========       ==========


Stockholders' equity                                             $  667,282       $  659,030
Long-term debt, excluding current portion                           686,312          696,666
Current portion of long-term debt and loans payable                 159,845          135,845
Other current liabilities                                            78,438           96,156
Deferred credits and other liabilities                              488,861          482,039
                                                                 ----------       ----------
                                                                 $2,080,738       $2,069,736
                                                                 ==========       ==========